Exhibit 99.1

NOVO NORDISK A/S

U.S. RESTRICTED STOCK UNIT EQUITY COMPENSATION PLAN

1. Purpose of the Plan

The purpose of the Novo Nordisk A/S U.S. Restricted Stock Unit Equity Compensation Plan (the “Plan”) is to assist Novo Nordisk A/S (the “Company”) and its Subsidiaries in attracting, motivating, and retaining certain valued Employees (as defined in Section 2.12) located in the United States by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s shares by such Employees. The Plan is a sub-plan to, and conditioned upon, any equity-based programs adopted from time to time by the Board of Directors of the Company (the “Board”), and any grants made hereunder generally shall be subject to such programs.

2. Definitions

The following terms shall have the definitions set forth in this Section 2 (unless otherwise defined in the applicable Award Agreement).

2.1 “ADR” means an American Depositary Receipt of the Company listed on the New York Stock Exchange, each representing one ADS.

2.2 “ADS” means an American Depositary Share represented by an ADR, each representing one B Share.

2.3 “Award” means a grant of Restricted Stock Units pursuant to the Plan.

2.4 “Award Agreement” means the written agreement, instrument or document evidencing an Award, including any such item in an electronic medium.

2.5 “B Shares” means the B shares of the Company, nominal value DKK 0.20 per share (and, where the context provides, shall include the equivalent thereof in ADRs), or such other class or kind of shares or other securities resulting from the application of Section 9.

2.6 “Cause” means (a) the definition of “Cause” contained in (i) the Award Agreement evidencing the Award or (ii) an effective employment, severance or similar agreement between the Participant and the Company or any of its Subsidiaries or (b) if there is no such definition of Cause, that the Participant has: (i) engaged in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) failed to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its Subsidiaries; (iii) committed a felony or a crime involving any of the following: moral turpitude, dishonesty, breach of trust or unethical business conduct; or committed any crime involving the Company or its Subsidiaries; (iv) engaged in fraud, misappropriation or embezzlement; (v) committed a material breach of the Participant’s employment, severance or similar agreement (if any) with the Company or its Subsidiaries; (vi) engaged in any acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Participant; (vii) engaged in any conduct that is materially injurious to the Company or its Subsidiaries, monetarily or otherwise; (viii) failed to devote substantially all of the Participant’s time and efforts to the Company or its Subsidiaries; or (ix) has made any unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary.

2.7 “Change in Control” means any of the following events occurring after the Effective Date (unless otherwise provided in an Award Agreement):

(a) a “person,” as such term in used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (iii) a person who beneficially owns, directly or indirectly, immediately prior to the Effective Date, more than 50% of the combined voting power of the Company’s then outstanding securities), becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b) any merger or consolidation of the Company, if the shareholders of the Company before such merger or consolidation or sale do not continue to own, as a result of the merger or consolidation, at least fifty percent (50%) of the total voting power of all outstanding stock of the resulting entity;

(c) the sale or other disposition of all or substantially all of the Company’s assets; or

(d) a liquidation or dissolution of the Company.

2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the United States Treasury regulations promulgated thereunder.

2.9 “Committee” means such committee designated by the Board (or its proper delegatee) to administer the day-to-day and ministerial functions of the Plan, or as otherwise provided under Section 4 herein, or its proper delegatees.

2.10 “Dividend Equivalents” mean an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to shareholders of record as of the relevant record dates that occur during the Restriction Period, on the number of B Shares equal to the number of B Shares that are subject to an Award.

2.11 “Effective Date” has the meaning set forth in Section 23 herein.

2.12 “Employee” means an individual who is employed by the Company or a Subsidiary and specifically excludes any members of the Company’s executive management who are registered as executive managers (in Danish, “direktører”) with the Danish Business Authority. For purposes of clarity, an Employee shall not include any individual (a) designated by the Company or its Subsidiaries as an independent contractor and not as an employee at the time of any determination, (b) being paid by or through an employee leasing company or other third party agency, (c) designated by the Company or its Subsidiaries as a freelance worker and not as an employee at the time of any determination, (d) classified by the Company or its

Subsidiaries as a contingent, seasonal, occasional, limited duration, or temporary employee, during the period the individual is so paid or designated, or (e) designated by the Company or its Subsidiaries as a leased employee, during the period the individual is so paid or designated; any such individual shall not be an Employee even if he or she is later retroactively reclassified as a common-law employee of the Company or its Subsidiaries during all or any part of such period pursuant to applicable law or otherwise

2.13 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

2.14 “Grant Date” means, with respect to an Award, the date on which the Committee makes the determination to grant such Award by resolution, written consent or other appropriate action, or such later date as is determined by the Committee and provided in such resolution, consent or action.

2.15 “Participant” means any Employee located in the United States on the Grant Date who receives an Award under the Plan.

2.16 “Performance Goal” means a goal that must be met by the end of a period specified by the Board. If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Board may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable.

2.17 “Restricted Stock Unit” means an Award granted under Section 6 of the Plan.

2.18 “Restriction Period” means the period during which Awards are subject to forfeiture, as set forth in the applicable Award Agreement.

2.19 “Subsidiary” means any corporation, partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

2.20 “Termination of Service” means the termination of a Participant’s employment with the Company or a Subsidiary. Except to the extent otherwise specifically provided in an applicable Award Agreement, a Participant shall not be deemed to have undergone a Termination of Service merely because of a change in the capacity in which the Participant renders service to the Company or a Subsidiary, or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service and such entity continues to remain a Subsidiary of the Company. For example, a change in status from an Employee of the Company to an Employee of a Subsidiary, or from an Employee of a Subsidiary to an Employee of another Subsidiary will not constitute a Termination of Service. The Committee (or its delegatee), in its sole discretion, shall determine whether a Participant has undergone a Termination of Service in the case of any approved leave of absence, including sick leave, military leave or any other personal or family leave of absence.

3. Eligibility

Any Employee who is located in the United States on the Grant Date is eligible to receive an Award in accordance with, and subject to, the terms and conditions of the Plan and the applicable Award Agreement.

4. Administration and Implementation of Plan

4.1 The Board is vested with the authority to administer the Plan and to make all determinations and decisions regarding all matters under the Plan; provided, however, that the Board has delegated the day-to-day administration and ministerial duties of the Plan to the Committee. Any action of the Board or the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company and its Subsidiaries. No member of the Board or the Committee shall be personally liable for any action, determination, or interpretation taken or made in good faith by the Board or the Committee (or its delegatee) with respect to the Plan or any Awards granted hereunder, and all members of the Board and the Committee administering the Plan shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4.2 Except to the extent prohibited by applicable law or regulation, or the rules of any applicable stock exchange, the Board may delegate some or all of its authority with respect to the Plan and Awards to any other person or persons selected by it, including the Committee, and may revoke such designation at any time. Any delegation hereunder shall be subject to the restrictions and limits that the Board specifies at the time of such delegation or thereafter. The Board may at any time rescind the authority delegated to any person pursuant to this Section. Any action undertaken by any such person or persons in accordance with the Board’s delegation of authority pursuant to this Section shall have the same force and effect as if undertaken directly by the Board.

5. Shares Subject to the Plan

5.1 Subject to adjustment as provided in Section 9, the maximum number of B Shares available for Awards under the Plan shall be Five Million (5,000,000) (the “Maximum Limit”). Each B Share subject to an Award shall be counted against the Maximum Limit as one B Share. The B Shares available for Awards under the Plan shall be existing B Shares held by the Company or a Subsidiary in treasury, or acquired by the Company or a Subsidiary on the open market.

5.2 If any B Shares subject to an Award are forfeited for any reason or purpose, including any shares withheld for the payment of withholding taxes, or such Award otherwise terminates or otherwise is not settled, in whole or in part, in any B Shares, any shares counted against the Maximum Limit with respect to such Award shall, to the extent of any such forfeiture or termination and to the extent consistent with applicable law, again be available for Awards under the Plan. If B Shares are delivered by the Participant in satisfaction of any withholding obligation with respect to an Award, any shares counted against the Maximum Limit with respect to such Award shall, to the extent of the number of delivered shares and to the extent consistent with applicable law, again be available for Awards under the Plan. B Shares subject to any Award (or portion thereof) settled in cash will not be counted against, or have any effect upon, the number of B Shares available for issuance under this Plan.

5.3 Any B Shares issued by the Company through the assumption or substitution of outstanding grants in connection with the acquisition of another entity shall, to the extent consistent with applicable law, not reduce the maximum number of B Shares available for issuance under the Plan.

6. Restricted Stock Units

Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Restricted Stock Units to Participants in such amounts, and pursuant to such terms, as shall be determined by the Board and set forth in the applicable Award Agreement. Notwithstanding the foregoing, the grant of such an Award shall be subject to the following terms and conditions:

6.1 Each Restricted Stock Unit shall represent the right of the Participant to receive one B Share, an amount of cash based on the value of a B Share, or a combination of the foregoing, as the Board deems appropriate, if and when the restrictions set forth in the applicable Award Agreement are of no further force and effect. All Restricted Stock Units shall be credited to bookkeeping accounts established in the Company’s records for purposes of the Plan.

6.2 The Restriction Period with respect to a Restricted Stock Unit shall lapse at the time or times set forth by the Board in the applicable Award Agreement, which may include, without limitation, the satisfaction of a continued service or employment requirement with the Company and/or its Subsidiaries, the achievement of applicable Performance Goals, the satisfaction of other conditions or restrictions, or the occurrence of other events, in each case, as determined by the Board, in its discretion, and stated in the Award Agreement.

6.3 For a Restricted Stock Unit Award that is subject to Performance Goals, the Board shall set the Performance Goals in its discretion, which, depending on the extent to which they are met, will determine the number of B Shares and/or cash that will be paid out to the Participant. The Board may retain the discretion to adjust an Award of Restricted Stock Units subject to Performance Goals upward or downward (such that the amount that would otherwise be payable or delivered would be increased or decreased, as the case may be), either on a formulaic or discretionary basis or any combination, as the Board determines.

6.4 Payments with respect to Restricted Stock Units may be made at the end of a specified Restriction Period or other period, or payment may be deferred to a date or dates provided by the Board in the Award Agreement or elected by the Participant to the extent permitted by the Board in accordance with applicable law. If any such deferral election is permitted or required, the Board shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals.

6.5 Subject to the terms of Section 7 hereof, an Award of Restricted Stock Units generally shall not entitle the Participant to receive any dividends or distributions or to vote during the Restriction Period.

7. Dividends and Dividend Equivalents

Rights to Dividend Equivalents may be extended to, and made part of, any Award of Restricted Stock Units, subject to such terms, conditions and restrictions as the Board may establish as set forth in the applicable Award Agreement; provided that, to the extent such Dividend Equivalents are extended to, and made part of, any Award of Restricted Stock Units that is subject to attainment of Performance Goals, such Dividend Equivalents shall be payable at the same time, and subject to the same conditions, that are applicable to the underlying Restricted Stock Units.

8. Termination of Service

The Board shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of a Participant’s employment or service, including a termination by the Company or a Subsidiary, with or without Cause, by a Participant voluntarily, or by reason of any other specified events.

9. Effect of Changes in Capitalization; Change in Control

9.1 In order to prevent dilution or enlargement of the rights of a Participant under the Plan as a result of any recapitalization, forward share split or reverse share split, reorganization, division, merger, consolidation, spin-off, combination, dissolution, division, share exchange or other similar corporate transaction or event that affects the B Shares, the Board shall adjust: (a) the number and kind of B Shares or other shares, which may thereafter be issued in connection with Awards, (b) the number and kind of B Shares or other shares issuable in respect of outstanding Awards and (c) the aggregate number and kind of B Shares or other shares available under the Plan.

9.2 In addition, the Board is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including any Performance Goals, in recognition of unusual or nonrecurring events affecting the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles, as permitted by applicable laws and regulations.

9.3 Except as otherwise provided in an Award Agreement, upon a Change in Control, merger, consolidation, share exchange or similar transaction, the Board may, in its discretion, take one of the following actions with respect to Awards: (a) provide for the cancellation of any unvested Awards for no consideration or (b) take such other action as the Board shall determine to be appropriate.

10. Termination and Amendment of Plan and Awards

10.1 The Board may unilaterally amend, alter, suspend, discontinue, or terminate the Plan, unless such amendment, alteration, suspension, discontinuation or termination (i) is required to be approved by the Company’s shareholders or (ii) materially adversely affects the rights of a Participant under any Award theretofore granted and any Award Agreement relating thereto (except if such Participant’s consent to such amendment, alternation, suspension, discontinuation or termination is obtained), except as the Board determines in its sole discretion to be necessary or advisable to comply with Section 409A of the Code or an exemption therefrom. The Board may waive any conditions or rights under, or amend, alter, suspend, vest, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially adversely affect the rights of such Participant under such Award, except as the Board determines in its sole discretion to be necessary or advisable to comply with Section 409A of the Code or an exemption therefrom.

10.2 The foregoing notwithstanding, any Performance Goal or other performance condition specified in connection with an Award shall not be deemed a fixed contractual term, but shall remain subject to adjustment by the Board, in its discretion at any time in view of the Board’s assessment of the Company’s strategy, performance of comparable companies, and other circumstances.

11. No Right to Award, Employment or Service

Neither the Plan nor any Award Agreement constitutes inducement or consideration for the employment, service or retention of any Participant, nor are they a contract of employment, service or retention for a specific term between the Company or any Subsidiary and any Participant. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employment or service of the Company or any Subsidiary.

12. Taxes

The Company and any Subsidiary is authorized to withhold from any payment relating to an Award under the Plan, including from a distribution of B Shares or any payroll or other payment to a Participant, such taxes, contributions and other amounts required to be withheld, collected or accounted for to a tax authority in connection with any transaction involving an Award, and to take such other action as the Board may deem advisable to enable the Company or the Subsidiary and Participants to satisfy obligations for the payment of such taxes, contributions and other amounts. This authority shall include authority to withhold or receive B Shares, or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations. Withholding of taxes and other amounts in the form of B Shares shall not occur at a rate that exceeds the minimum required withholding rates under applicable law or regulation, except if otherwise approved by the Board.

13. Section 409A

Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if any Award or benefit provided under the Plan is subject to the provisions of Section 409A of the Code, the provisions of the Plan and any applicable Award Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). The following provisions shall apply, as applicable:

13.1 If a Participant is a “specified employee,” as defined in Section 409A of the Code, and a payment subject to Section 409A of the Code (and not excepted therefrom) is due as a result of the Participant’s Termination of Service, such payment shall be delayed for a period of six (6) months after the date the Participant experiences such Termination of Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period shall be paid immediately following the end of the six-month period in the month following the month containing the six-month anniversary of the date of termination unless another compliant date is specified in the applicable Award Agreement.

13.2 For purposes of Section 409A of the Code, and to the extent applicable to any Award or benefit under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A of the Code and shall be interpreted and construed accordingly. With respect to payments subject to Section 409A of the Code, the Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A of the Code. In the case of an Award subject to Section 409A of the Code, no Termination of Service shall be deemed to have occurred unless such Termination of Service constitutes a “separation from service” within the meaning of Section 409A of the Code. Whether a Participant has experienced a Termination of Service shall be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A of the Code.

13.3 The Board, in its discretion, may specify the conditions under which the payment of all or any portion of any Award may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Board shall determine, in its discretion, in accordance with the provisions of Section 409A of the Code, the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral shall be permitted with respect to stock rights subject to Section 409A of the Code. An election shall be made by filing an election with the Company (on a form provided by the Company) on or prior to December 31st of the calendar year immediately preceding the beginning of the calendar year (or other applicable service period) to which such election relates (or at such other date as may be specified by the Board to the extent consistent with Section 409A of the Code) and shall be irrevocable for such applicable calendar year (or other applicable service period).

13.4 Notwithstanding anything in the Plan or an Award Agreement to the contrary, if a Change in Control triggers and/or constitutes a payment event or a trigger event with respect to any Award that provides for the deferral of compensation and is subject to and not exempt from Section 409A of the Code, the Change in Control with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A of the Code.

14. No Liability

Although it is the intent of the Company that the Plan and Awards hereunder, to the extent the Board deems appropriate and to the extent applicable, comply with Section 409A of the Code, in no event shall any member of the Board or the Committee or the Company or any Subsidiary (or their respective employees, officers or directors) have any liability to any

Participant (or any other person) due to the failure of an Award to satisfy the requirements of Section 409A of the Code or for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, or payment of any Award under the Plan.

15. Limits on Transferability; Beneficiaries

No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or any Subsidiary, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Board may, in its discretion and subject to applicable law, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan be transferable, without consideration, to immediate family members (i.e., children, grandchildren, spouse or domestic partner), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Board may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, to the extent valid under local law and in the manner established by the Board, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A validly designated beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Board, and to any additional restrictions deemed necessary or appropriate by the Board.

16. No Rights to Awards; No Shareholder Rights

No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until B Shares, are duly issued or transferred to the Participant in accordance with the terms of the Award.

17. Data Protection

By participating in this Plan, each Participant agrees to the receipt, holding, processing and storage of information in connection with an Award granted hereunder, including personal data, as well as the general administration of this Plan, by the Company and its Subsidiaries (and any of their advisors or agents), and to the transmission of any such information outside of the European Economic Area (including, without limitation, to the United States of America). This may include providing such information to trustees of an employee benefit trust or to registrars, brokers or third-party administrators of this Plan, or to future purchasers of the Company and its Subsidiaries. Notwithstanding the foregoing, the Novo Nordisk A/S Binding Corporate Rules shall apply to the processing of all personal data with respect to the Plan, including any export of personal data from the European Union/European Economic Area to Subsidiaries acting as data controllers (and any of their advisors or agents acting as data processors according to any applicable data processing agreements) outside of the European Union/European Economic Area.

18. Foreign Nationals

Awards may be granted to Employees who provide services outside of Denmark or are otherwise subject to tax in jurisdictions other than Denmark on such terms and conditions different from those specified in the Plan as may, in the judgment of the Board, be necessary or desirable to comply with applicable foreign laws or facilitate the offering and administration of the Plan in view of such foreign laws and to allow for tax-preferred treatment of awards. Moreover, the Board may approve such supplements (including sub-plans) to, or amendments of, the Plan and modify other terms and procedures, as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose, provided that no such supplements or amendments shall include any provisions that are inconsistent with the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate such inconsistency without approval by the shareholders of the Company.

19. Securities Law Requirements

No B Shares shall be issued under an Award granted hereunder if the Company shall at any time determine that (a) the listing upon any securities exchange, registration or qualification under any applicable law of any B Shares otherwise deliverable under such Award, (b) the consent or approval of any regulatory body or (c) arrangements for the payment of withholding tax or other withholding liabilities, is necessary or appropriate in connection with such issuance. In any of the events referred to in clauses (a), (b) or (c) above, the issuance of B Shares shall be suspended until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company, in its sole discretion.

20. Recoupment

Notwithstanding any provisions in this Plan to the contrary, any Award granted hereunder shall be subject to such mandatory deductions, recoupment and clawback as may be required pursuant to any applicable law, government regulation, stock exchange listing requirement or policy of the Company or any Subsidiary as may be in effect from time to time and that may operate to create additional rights for the Company with respect to Awards and recovery of amounts relating thereto. By accepting an Award under this Plan, each Participant agrees and acknowledges that he or she is obligated to cooperate with, and provide any and all assistance necessary to, the Company in order to recover or recoup any Award or amounts paid hereunder pursuant to applicable law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under the Plan from a Participant’s account(s), or pending or future compensation or Awards.

21. Fractional Shares

The Company will not be required to issue any fractional B Shares pursuant to the Plan. The Board may provide for the elimination of fractions and for the settlement of fractions in cash.

22. Governing Law and Exclusive Jurisdiction

Except as otherwise expressly provided herein, the Plan and all actions taken hereunder shall be governed in accordance with the laws of the State of Delaware; provided, however, that Award Agreements may, at the Board’s discretion, specify that such Awards are governed by the laws of the jurisdiction specified in the Award Agreement. Unless otherwise provided in an Award Agreement, any legal proceeding arising out of, or relating to, the Plan or an Award will be instituted in the courts of the State of Delaware, and the Company and, by accepting an Award hereunder, the Participant hereby consents to the personal and exclusive jurisdiction of such courts and waives any objection that he or she might have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

23. Effective Date

The Plan shall be effective as of February 8, 2018.